Exhibit 10.6

CLASS AQ UNIT PURCHASE AGREEMENT

THIS CLASS AQ UNIT PURCHASE AGREEMENT (this “Agreement”) is made effective as of December 18, 2020 (the “Effective Date”), by and between Fuel USA, LLC, a Delaware limited liability company (the “Seller”), and GPM Investments, LLC, a Delaware limited liability company (the “Buyer”). The Seller and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein without definition have the meanings assigned to such terms in the Partnership Agreement (as defined below).

WHEREAS, GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), is a wholly owned subsidiary of the Buyer and the sole general partner of GPM Petroleum LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, the General Partner, the Seller, and the Buyer are parties to that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated December 3, 2019 (the “Partnership Agreement”);

WHEREAS, Seller owns 843,750 Class AQ units in the Partnership (the “Purchased Interest”); and

WHEREAS, the Buyer desires to purchase all of the Purchased Interest from the Seller, and the Seller desires to sell the Purchased Interest to the Buyer, all on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Haymaker Acquisition Corp. II, a Delaware corporation (the “Issuer”), entered into the Business Combination Agreement, dated as of September 8, 2020, as amended, restated, or otherwise modified from time to time (the “Business Combination Agreement”) for a business combination (the “Business Combination Transaction”) with ARKO Corp., a Delaware corporation (“New Parent”), Punch US Sub, Inc., a Delaware corporation, Punch Sub Ltd., a company organized under the laws of the State of Israel, and ARKO Holdings Ltd., a company organized under the laws of the State of Israel;

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Purchase and Sale. Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from Seller, all right, title and interest of Seller in and to the Purchased Interest, free and clear of all liens, claims, restrictions and other encumbrances other than those arising under the Partnership Agreement. At the Closing (as defined herein), Seller and the Buyer shall execute and deliver an Assignment and Assumption of Class AQ Units in the form attached hereto as Exhibit A (an “Assignment and Assumption Agreement”).

2. Purchase Price.

(a) The consideration to be paid to the Seller by the Buyer for the Purchased Interest is an amount equal to the aggregate of Twenty Dollars ($20.00) per Class AQ Unit plus the Current Distributions on the Purchased Interests as of the Closing Date (the “Purchase Price”).

(b) As used herein, “Current Distributions” means, with respect to the Purchased Interest, an amount equal to the sum of (a) with respect to any completed Month immediately preceding the Month in which the Closing is completed, in respect of which a distribution with respect to s the Purchased Interest has been declared but for which the Payment Date has not yet occurred, an amount equal to the Minimum Monthly Distribution, plus (b) with respect to the Month in which the Closing is completed, an amount equal to the Minimum Monthly Distribution, multiplied by a fraction of which the numerator is the number of days in the period beginning on the first day of such Month and ending on the date on which the Closing is completed and the denominator is the total number of days in such Month, minus (c) any tax withholdings that would be applied to such Minimum Monthly Distributions.

(c) The Parties hereby agree that the respective aggregate Current Distributions as of the Closing Date (assuming a Closing Date of December 21, 2020) are $179,737.51 for the Purchased Interest; these Current Distributions will be distributed in cash to the Seller and will not be subject to reinvestment of Common Stock under Section 3(c) below. In addition, the Parties agree that the Seller of the Class AQ units in the Partnership will receive a portion of catch up distributions in the amount of $321,785.78, which amount will be utilized to purchase Common Stock in accordance with 3(c) below.

(d) Upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay the Purchase Price to the Seller at the Closing in cash or by wire transfer(s) of immediately available funds to such account(s) as have previously been identified to the Buyer by each of the Seller in writing.

3. Closing.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the business day immediately preceding the scheduled closing date of the Business Combination Transaction under the Business Combination Agreement (the “Closing Date”), at 9:00 a.m. eastern standard time, at the offices of the Buyer as set forth in Section 10(e) below or remotely by exchange of documents and signatures (or their electronic counterparts). It is anticipated that the Closing Date will be December 21, 2020.

(b) Deliverables. At the Closing,

(i) Seller shall:

(A) deliver to the Buyer a counterpart duly executed by Seller of an Assignment and Assumption Agreement.

(ii) The Buyer shall:

(A) deliver to Seller a counterpart duly executed by Buyer of an Assignment and Assumption Agreement; and

(B) make payment of the Purchase Price for the Purchased Interest to the Seller by wire transfer as specified in Section 2.

(c) Purchase of Issuer Common Stock. Additionally, prior to Closing, the Issuer directly or through its agents or advisors (“Representatives”) shall provide Seller with introductions to one or more holders (“Redeeming Holders”) of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Common Stock”) that previously elected to exercise their redemption rights in connection with the Business Combination Transaction. Subject to the willingness of Redeeming Holders to rescind their redemption election and to sell shares of Common Stock at a purchase price of no greater than $10.13 per share of Common Stock on customary terms, either Seller or Seller’s members shall, immediately following receipt of the Purchase Price, purchase at least $17,196,785.78 worth of shares of Common Stock in privately-negotiated transactions (the “Seller’s Common Stock Purchase”) from one or more Redeeming Holders (such shares, the “Seller’s Shares”),which purchase shall occur pursuant to buy and sell orders entered into one day prior to the scheduled closing date of the Business Combination Transaction (and settling T+2) and at a purchase price of no greater than $10.13 per share of Common Stock. Upon consummation of the Business Combination Transaction, each of the Seller’s Shares shall be automatically converted into one share of common stock, par value $0.0001, of New Parent (the “New Parent Shares”). Seller shall deliver to the Buyer, upon written request, (i) in connection with the purchase of the Seller’s Shares, documentary evidence reasonably satisfactory to the Buyer of Seller’s ownership of the Seller’s Shares (or the New Parent Shares into which such Seller’s Shares are converted in the Business Combination Transaction) and (ii) on the day that is 10 consecutive trading days after the date of the consummation of the Business Combination Transaction, documentary evidence reasonably satisfactory to the Buyer of Seller’s continuous ownership of the Seller’s Shares from their respective dates of purchase, each through the date that is 10 consecutive trading days after the date of the consummation of the Business Combination Transaction. After such 10 consecutive trading day period, the New Parent Shares shall be freely tradeable.

4. Representations and Warranties of the Seller. Seller hereby represents and warrants to the Buyer on the date hereof and on the Closing Date that:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, moratorium, and other similar laws relating to creditors’ rights generally and by general equitable principles;

(c) it is the lawful owner, beneficially and of record, of its portion of the Purchased Interest, and upon consummation of the sale and delivery of such portion of the Purchased Interest hereunder, the relevant Class AQ Units shall be free and clear of all liens, claims, restrictions and other encumbrances, other than those arising under the Partnership Agreement;

(d) it has full legal right, power and authority to sell and deliver the Purchased Interest to the Buyer pursuant to this Agreement;

(e) the sale of its portion of the Purchased Interest to the Buyer pursuant to this Agreement is made in accordance with all applicable laws and regulations and does not breach or violate any contract or agreement to which it is a party or by which it or its portion of the Purchased Interest is bound;

(f) it has not sold or transferred its portion of the Purchased Interest, any portion thereof or any interest therein to any other person, and no other person has any right or option to acquire its portion of the Purchased Interest, or any portion thereof or any interest therein; and

(g) neither it nor any of its affiliates, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement except for the brokers who are compensated in accordance with the terms of the Business Combination Transaction.

(h) it acknowledges that it is a sophisticated seller with respect to the purchase, sale and valuation of securities such as the Purchased Interest, the shares of Common Stock and the New Parent Shares. Additionally, it acknowledges that it has adequate information concerning the Purchased Interest, the shares of Common Stock and the New Parent Shares, and the business and financial condition of the Partnership and its affiliates, the Issuer and New Parent to make an informed decision regarding the sale of the Purchased Interest and the acquisition of the shares of Common Stock and the New Parent Shares, and has independently and without reliance upon the Partnership, and based upon such information as it has deemed appropriate, made its own analysis and decision to sell the Purchased Interest and acquire the shares of Common Stock and the New Parent Shares.

5. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller on the date hereof and on the Closing Date that:

(a) it is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, moratorium, and other similar laws relating to creditors’ rights generally and by general equitable principles;

(c) the purchase of the Purchased Interest by the Buyer pursuant to this Agreement is made in accordance with all applicable laws and regulations and as of the Closing Date will not breach or violate any contract or agreement to which the Buyer is a party or by which the Buyer or its assets are bound; and

(d) neither it nor any of its affiliates, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

6. Survival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement will survive the Closing for a period equal to the applicable statute of limitations.

7. Conditions to Closing.

(a) Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties of the Seller contained in Section 4 shall be true and correct on and as of the Closing Date.

(ii) The Seller shall have performed in all material respects its obligations, covenants, and agreements contained herein and required to be performed prior to the Closing.

(iii) The Seller shall have delivered, or be ready, willing, and able to deliver, the items required to be delivered by the Seller pursuant to Section 3(b)(i) and Section 8(b).

(iv) The Seller’s Common Stock Purchase shall have been consummated.

(b) Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties of the Buyer contained in Section 5 shall be true and correct on and as of the Closing Date.

(ii) The Buyer shall have performed in all material respects its obligations, covenants, and agreements contained herein and required to be performed prior to the Closing.

(iii) The Buyer shall have delivered to the Seller cash in an amount equal to the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated in writing by the Seller to the Buyer.

(iv) The Buyer shall have delivered, or be ready, willing, and able to deliver, the other items required to be delivered by the Buyer pursuant to Section 3(b)(ii).

(v) The Seller’s Common Stock Purchase shall be consummated contemporaneously with the Closing.

8. Further Assurances; Tax Matters.

(a) Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

(b) It is understood and agreed that on a quarterly basis, the Partnership makes required estimated Tax withholding payments to states in which the Partnership operates, which payments are made on behalf of its partners (including the Sellers). Such withholding payments are made at pre-established amounts. The actual amount of Tax owed by the Seller for the period from January 1, 2020 through the Closing Date will be shown on the Seller’s 2020 state Schedule K-1s to be issued on or around April 2021. It is further understood and agreed that the amount withheld may be more or less than the actual Tax due for the 2020 Tax year and therefore a refund may be due or an additional Tax payment may be required. To the extent a state refunds any overpayments directly to a Seller or requires a Seller to directly pay any under-withheld amounts, such Seller, jointly but not severally, shall be entitled to such refund or shall make such Tax payment directly to such state, respectively. To the extent a state refunds any overpayments directly to the Partnership or requires the Partnership to pay any under-withheld amounts, (i) the Partnership shall receive such refund or make such Tax payment, respectively, (ii) the Partnership shall perform a “true-up” calculation to determine the aggregate, net amount of over-withholding and under-withholding in all states in which the Partnership (and not the Seller) is required to directly make such Tax payment or receives such refund and (iii) if the “true-up” calculation results in there being an aggregate, net over-withholding for the period from January 1, 2020 through the Closing Date, the Partnership shall remit the amount of such over-withholding to the applicable Seller and if the “true-up” calculation results in there being an aggregate, net under-withholding for the period from January 1, 2020 through the Closing Date, the applicable Seller shall remit the amount of such under- withholding to the Partnership. Any payments made pursuant to this Section 8(b)(iii) shall be made within ten (10) Business Days of such true-up calculation being complete.

9. Indemnification.

(a) Indemnification by the Seller. From and after the Closing Date, subject to the other provisions of this Section 9, the Seller shall indemnify and hold the Buyer harmless from and against any and all damages, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys’, accountants’ and other experts’ fees and reasonable expenses of investigation, defending and prosecuting threatened claims, fines, actions, suits, litigation, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (“Damages”) suffered by the Buyer as a result of, caused by, arising out of, or in any way relating to:

(i) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any instrument delivered by or on behalf of the Seller pursuant to this Agreement, as of the date such representation or warranty was made; or

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement.

(b) Indemnification By the Buyer. From and after the Closing Date, subject to the other provisions of this Section 9, the Buyer shall indemnify and hold the Seller harmless from and against any and all Damages suffered by the Seller Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(i) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made; or

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement.

(c) Indemnification Procedures.

(i) Buyer or Seller (each, an “Indemnitee”) agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Section 9, including receipt by it of notice of any action, suit, arbitration proceeding, citation, summons or subpoena (civil, criminal, regulatory or otherwise) in law or in equity (a “Proceeding”), by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnitee must assert its claim for indemnification under this Section 9 (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying party allegedly required to provide indemnification protection under this Section 9 specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a demand for indemnification under this Agreement. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the indemnifying party from liability hereunder with respect to such Claim except to the extent the indemnifying party is prejudiced by such failure or delay and except as is otherwise provided herein. Except as specifically provided herein, each Indemnitee’s rights and remedies under this Section 9 will survive the Closing.

(ii) In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnitee seeks indemnification from an indemnifying party, the indemnifying party will have the right, at such indemnifying party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the indemnifying party elects to assume the defense of any such third party Claim, it shall within twenty (20) business days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. Any such contest may be conducted in the name and on behalf of the indemnifying party or the Indemnitee as may be appropriate. The indemnifying party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be prosecuted by the indemnifying party to a final conclusion or settled at the discretion of the indemnifying party. The Indemnitee will be entitled, at its own cost, to participate with the indemnifying party in the defense of any such Claim. If the indemnifying party assumes the defense of any such third-party Claim but fails to reasonably prosecute such Claim, or if the indemnifying party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Section 9 that the Claim was a matter for which the indemnifying party is required to provide indemnification under the terms of this Section 9, the indemnifying party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).

(iii) If requested by the indemnifying party, the Indemnitee agrees to cooperate with the indemnifying party and its counsel in contesting any third party Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the third party Claim, or any cross- complaint against any person, and the indemnifying party will reimburse the Indemnitee for reasonable expenses incurred by it in so cooperating. At no cost or expense to the Indemnitee, the indemnifying party shall reasonably cooperate with the Indemnitee and its counsel in contesting any third party Claim.

(iv) Notwithstanding anything to the contrary in this Agreement, the indemnifying party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any injunctive or other non-monetary relief or any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.

(d) Calculation of Damages. In calculating amounts payable to an Indemnitee for a claim for indemnification hereunder, the amount of any indemnified Damages shall be determined without duplication of any other Damages for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered under any insurance policy with respect to such Damages or (ii) any prior or subsequent actual recovery from any person other than the applicable indemnifying party with respect to such Damages.

(e) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable pursuant to this Section 9 for punitive, special, indirect, consequential, remote, speculative or lost profits Damages of any kind or nature, including any Damages based on diminution in value or any other damages based on a multiple of earnings or other multiple, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnitee in respect of which such Indemnitee would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages, (x) to the extent an Indemnitee is required to pay consequential damages to an unrelated third party and (y) to the extent of consequential damages to an Indemnitee arising from fraud or willful misconduct.

(f) Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Section 9 (other than claims or causes of action arising from fraud, and other than claims for specific performance).

10. General Provisions.

(a) Reliance. Each Party is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(b) Confidentiality. No Party shall issue any press release or other public disclosure of any Party (or the identity of their respective affiliates) as a party to this Agreement or of the transactions contemplated hereby without the prior written consent of the other Parties, except to the extent required by the rules or regulations of any stock exchange or securities authority. For avoidance of doubt, nothing prohibits disclosures to a party to the Business Combination Agreement, their brokers, or their lenders.

(c) Expenses. Each Party shall pay all of its own expenses in connection with this Agreement and the transactions contemplated hereby. Each Party confirms that no other Party shall be required to pay any fee to any broker or finder for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

(d) Accuracy. Each Party agrees to promptly notify the other Parties if any of the representations, warranties, acknowledgments, understandings or agreements set forth herein are no longer accurate in all material respects.

(e) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (i) when sent, with no mail undeliverable or other rejection notice, if sent by email, (iii) five days after the date of mailing by registered or certified mail (postage prepaid, return receipt requested), (iv) the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder. the business day after the date of mailing by pre-paid reputable overnight carrier, to

Notices to the Seller shall be addressed to:
Fuel USA, LLC 3600 N Duke Street Durham, North Carolina 27704 Attn: Don Draughon Email: dond@vintagecapital.net and
Randy M. Fletcher, Esquire Manning Fulton & Skinner, P.A. Diamond View II, Suite 130 280 South Mangum Street Durham, North Carolina 27701 Telephone No. (919) 510-9292 Email: fletcher@manningfulton.com
Notices to the Buyer shall be addressed to:
GPM Investments, LLC 8565 Magellan Parkway, Suite 400 Richmond, Virginia 23227 Attention: Arie Kotler Email: ak@gpminvestments.com with a copy (which shall not constitute notice) to:
GPM Investments, LLC 8565 Magellan Parkway, Suite 400 Richmond, Virginia 23227 Attention: Maury Bricks Email: mbricks@gpminvestments.com

(f) Assignment. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Neither this Agreement nor any rights that may accrue to any Party hereunder may be transferred or assigned without the prior written consent of the other Parties. Any purported assignment in violation hereof shall be null and void ab initio.

(g) Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity (other than the Parties hereto) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, provided, however, that the Issuer and the New Parent shall be deemed express third party beneficiaries of the provisions of Section 3(c) hereof.

(h) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(i) References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.

(j) Construction. No uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all the Parties.

(k) Amendment and Waiver. This Agreement may not be amended or modified, nor any provision hereof waived, except by an instrument in writing, signed by all of the Parties.

(l) Complete Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.

(m) Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

(n) Consent to Jurisdiction; Waiver of Jury Trial; Etc. Each Party (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 10(n) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 10(e) and that nothing in this Section 10(n) shall affect the right of any Party to serve legal process in any other manner permitted by applicable law, (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each Party agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(o) Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction) to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Class AQ Unit Purchase Agreement to be effective as of the Effective Date.

Seller:

FUEL USA, LLC

By:	/s/ Donald R. Draughon Jr.
Name: Donald R. Draughon Jr.
Title: Chief Executive Officer

Buyer:

GPM INVESTMENTS, LLC

By:	/s/ Arie Kotler
Name: Arie Kotler
Title:	Chief Executive Officer

By:	/s/ Don Bassell
Name: Don Bassell
Title: Chief Financial Officer

EXHIBIT A

Form of Assignment and Assumption of Class AQ Units

ASSIGNMENT AND ASSUMPTION OF CLASS AQ UNITS

IN GPM PETROLEUM LP

THIS ASSIGNMENT AND ASSUMPTION OF CLASS AQ UNITS IN GPM PETROLEUM LP (this “Assignment”), is made as of the 21st day of December, 2020, by and between Fuel USA, LLC, a Delaware limited liability company (the “Assignor”), whose address is 3600 N Duke Street, Durham, North Carolina 27704, in favor of GPM Investments, LLC, a Delaware limited liability company (“Assignee”), whose address is 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227. Assignor and Assignee are hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties.”

W I T N E S E T H:

WHEREAS, GPM Petroleum LP (the “Partnership”) has heretofore been formed under the laws of the State of Delaware and is governed by that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated December 3, 2019, as amended (the “Partnership Agreement”);

WHEREAS, Assignor owns 843,750 Class AQ units in the Partnership (the “Assigned Interest”); and

WHEREAS, upon the terms and subject to the conditions set forth in that certain Class AQ Unit Purchase Agreement (the “Purchase Agreement”) dated as of December 18, 2020, by and between, inter alia, Assignor and Assignee, Assignee desires to purchase the Assigned Interest from Assignor so that following such purchase Assignor shall cease to be a Class AQ unitholder in the Partnership;

NOW, THEREFORE, for and in consideration of $17,054,737.51 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.

Assignment by Assignor. For value received, the receipt and sufficiency of which are hereby acknowledged, upon the execution of this Assignment by the Parties, Assignor does hereby assign, transfer and convey the Assigned Interest to Assignee, including, without limitation, Assignor’s rights, title and interest in and to (a) Assignor’s capital account that is attributable to the Assigned Interest, (b) Assignor’s right to receive profits, compensation, and other distributions from the Partnership that are attributable to the Assigned Interest (including, without limitation, all rights of Assignor to receive its respective distributions attributable to the Assigned Interest which accrue after the date hereof), (c) Assignor’s right to return from the Partnership of the contributions of Assignor to the capital of the Partnership that are attributable to the Assigned Interest (including all of Assignor’s respective rights attributable to the Assigned Interest in the event of dissolution of the Partnership), and (d) each, every and all of the rights, titles, interests, and benefits of whatsoever kind or character now or hereafter accruing to the Assigned Interest, including, without limitation, all rights, titles, interests, benefits and obligations of Assignor that are attributable to the Assigned Interest in, to and under the Partnership Agreement. Such transfer, assignment and conveyance of the Assigned Interest is made to Assignee by Assignor in accordance with the terms and provisions of the Purchase Agreement and is subject to the limitations and conditions set forth therein, including, but not limited to, Section 10 thereof.

2.	Assumption. Assignee hereby assumes and agrees to pay or perform all obligations arising on or after the date hereof in connection with the Assigned Interest.

3.

Continuation of the Partnership. The Parties agree that the transfer, assignment and conveyance of the Assigned Interest shall not dissolve the Partnership and that the business of the Partnership shall continue.

4.

Future Cooperation. Each of the Parties agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions and/or amendments of the Partnership Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment.

5.	Binding Effect. This Assignment shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

6.	Governing Law. This Assignment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

7.

Counterparts. This Assignment may be executed in several counterparts, each of which shall be an original, but of all which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or electronically in a portable document format shall be effective as delivery of a manually executed counterpart of this Assignment. Counterpart signature pages may be attached to a copy of this Assignment to form a single document containing all of the signatures of the Parties.

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EXECUTED to be effective as of the date first set forth above.

ASSIGNOR:

FUEL USA, LLC

By:
Name:
Title:

ASSIGNEE:

GPM INVESTMENTS, LLC

By:
Name: Arie Kotler
Title: Chief Executive Officer

By:
Name: Don Bassell
Title: Chief Financial Officer